Exhibit 16.1

June 18, 2008

Security Intelligence Technologies, Inc.
145 Huguenot Street
New Rochelle, NY 10801

Commissioners:

We have read item 4 of Form 8-K, dated June 18, 2008 by Security Intelligence Technologies, Inc. and are in agreement with the statements made therein.

Very truly yours,

/s/ Demetrius & Company, L.L.C.
 Demetrius & Company, L.L.C.